EXHIBIT 99.1

Duke Energy and Progress Energy File Notification of FERC Mitigation Plan with North Carolina Utilities Commission

On Wednesday, February 22, 2012, Duke Energy and Progress Energy jointly filed a notification with the North Carolina Utilities Commission (“NCUC”) of their intention to file a second wholesale market power mitigation plan (the “Revised Mitigation Plan”) with the Federal Energy Regulatory Commission (“FERC”).

The Revised Mitigation Plan consists of two phases — Phase 1 is an interim mitigation that consists of virtual divestiture and Phase 2 is a permanent mitigation that consists of certain transmission improvements and certain other commitments.

Phase 1 of the Revised Mitigation Plan will consist of the sale of capacity and firm energy by Duke Energy Carolinas, LLC (“DEC”) and Progress Energy Carolinas, Inc. (“PEC”) to wholesale buyers in the following amounts:

•                  DEC

•                  Summer Peak — 150 MW

•                  Summer Off Peak — 300 MW

•                  Winter Peak — 25 MW

•                  Winter Off Peak — 225 MW

•                  PEC

•                  Summer Peak — 325 MW

•                  Summer Off Peak — 500 MW

Phase 2 of the Revised Mitigation Plan consists primarily of up to 8 transmission projects.  Because none of the proposed transmission projects require acquisition of a new right of way or a certificate of need, DEC and PEC expect that all of these projects can be completed within three years.  These projects are designed to increase the transmission import capability into the DEC and PEC systems.  Detailed cost estimates for these projects are still being performed; however, the preliminary cost estimate of these projects is approximately $75 million to $150 million.

Phase 1 firm power sales are intended to be in place only until Phase 2 of the Revised Mitigation Plan is completed.

The companies will be working closely with the North Carolina Public Staff and Office of Regulatory Staff in South Carolina over the next few months on appropriate state ratemaking treatment associated with measures in the Revised Mitigation Plan.  Final agreement to the proposed mitigation efforts will be subject to resolution of the state ratemaking issues.

The NCUC has up to 30 days to review the Revised Mitigation Plan before it is filed with FERC.

This filing can be accessed through the NCUC docket search (Docket E-7, Sub 995) at the following address:

http://ncuc.commerce.state.nc.us/cgi-bin/fldrdocs.ndm/INPUT?compdesc=Duke%20Energy%20Carolinas%2C%20LLC&numret=001&comptype=E&docknumb=7&suffix1=&subNumb=995&suffix2=&parm1=000136684